EXTENSION AND AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

           This EXTENSION AND AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is made as of May 18, 2005.

           Whereas, there exists that certain Employment Agreement between Interpool, Inc. ("the Company") and James F. Walsh, Executive Vice President and Chief Financial Officer of the Company, dated as of July 1, 2004 (the "Employment Agreement"), and

          Whereas, the Compensation Committee of the Company has, by unanimous written consent in lieu of formal meeting dated May 16, 2005, approved the extension of the term of the Employment Agreement and the amended terms as set forth below.

1.	Paragraph 3 Term of Agreement. The term of the Employment Agreement shall be renewed for a period of one year from the current expiration date. The new Term shall expire on November 16, 2006 subject to the additional terms and conditions of expiration and renewal as set forth in the Employment Agreement.

2.	Paragraph 6(a) Base Salary. During the period commencing retroactively to January 1, 2005 through December 31, 2005, the Base Salary shall be increased to Three Hundred Fifteen Thousand Dollars and 00/100 ($315,000.00).

3.	Paragraph 6(f) Stock Appreciation Rights. The vesting schedule of the 25,000 SARS granted shall be as follows: 5,000 shares vesting on January 15, 2005; 11,666 on December 31, 2005 and 8,334 on December 31, 2006.

4.	Paragraph 6(g) shall be deleted and replaced as follows: "The Company shall reimburse the Executive on an after tax basis for commuting costs between Richmond, Virginia and Princeton, New Jersey and living expenses in Princeton, New Jersey through the earlier of (i) the Term hereof or (ii) until the Executive elects to permanently relocate to Princeton, New Jersey."

5.	Paragraph 6(i) shall be deleted in its entirety.

6.	Paragraph 6(j) shall be inserted as follows:

"Options to purchase 25,000 shares of common stock of Interpool, Inc. shall be and hereby are granted to James F. Walsh. The purchase price for the options herein granted shall be fixed at the closing price of the common stock (IPX) on the NYSE on Wednesday, May 18, 2005. The options shall vest in 3 equal tranches on December 31, 2005, December 31, 2006 and December 31, 2007 and shall expire on May 17, 2015."

          IN WITNESS WHEREOF, the parties have set their hands and seals this 18th day of May, 2005.

           INTERPOOL, INC.

          By: Martin Tucman
                  Chairman/ Chief Executive Officer

          James F. Walsh